Exhibit 10.20

CONTRACT RESEARCH AGREEMENT

CDT INTERNATIONAL LIMITED (1)

AND

COVION ORGANIC SEMICONDUCTORS GMBH (2)

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT RESEARCH AGREEMENT

THIS AGREEMENT is made the 14 day of December 2001 between:

(1)	CDT INTERNATIONAL LIMITED, a company incorporated in Bermuda whose registered office is situated at PO Box HM1556, Corner House Church, Parliament Street, Hamilton HMFX, Bermuda (“CDT”); and

(2)	COVION ORGANIC SEMICONDUCTORS GMBH, a company incorporated in Germany whose principal place of business is situated at Industriepark Hoechst, Gebaude G864, D-65926, Frankfurt am Main, Germany (“Covion”).

RECITALS:

(A)	CDT has, and/or has an Affiliate which has, scientists skilled in the art of the design and development of organic semiconductors and CDT is prepared to carry out, and/or procure that such Affiliate carries out, research and development into this area on behalf of Covion.

(B)	Covion has considerable experience and valuable technical and commercial information and know-how in the field of organic semiconductors and wishes CDT to carry out, and/or procure the carrying out by such Affiliate of CDT of, contract research and development on behalf of Covion.

(C)	The Parties therefore wish to enter into this Agreement to specify as between CDT and Covion the terms and conditions of the working relationship between CDT and/or CDT’s Affiliate and Covion in relation to the design and development of organic semiconductors.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement including its Schedules, the headings are included for ease of reference only and shall not affect its interpretation and the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” means, at the relevant time, any business entity which controls, is controlled by or is under common control with the business entity referred to but in each case only for so long as such control or common control relationship exists; for the purposes of this definition a business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, in excess of 50% of the outstanding voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

“Assigned Patent” means patent application WO 00/55927 (together with the rights to all Patents claiming priority therefrom including associated or national regional patents and continuations thereof).

“Avecia Group Company” means Avecia Limited (a company incorporated in England with company number 3730853) or any Affiliate of Avecia.

“Calendar Quarter” means the period from the Effective Date to 31st March 2002 and thereafter each successive period of three (3) months ending on, 30th June, 30th September, 31st December and 31st March.

“CDT Group Company” means CDT or any Affiliate of CDT.

“CDT Limited” means Cambridge Display Technology Limited (a company incorporated in England with company number 2672530).

“Confidential Information” means all confidential information disclosed by one party or any of its Affiliates (“the Disclosing Party”) to the other party or any of its Affiliates, (“the Receiving Party”) pursuant to this Agreement in written verbal or any other form, including, without limitation, data, know-how, formulae, compositions, designs, photographs, drawings, specifications, software program, samples, any product made using the samples and any other material bearing or incorporating any information relating to such information.

“Covion Group Company” means Covion or any Affiliate of Covion.

“Covion Licensee” means any Covion Group Company, any Avecia Group Company, any Relevant Joint Venture of any Covion Group Company and/or any Relevant Joint Venture of any Avecia Group Company;

“Covion OLEM Products” means conjugated Polymeric OLEMs (other than PLEMs) or formulations containing conjugated polymeric OLEMs (other than PLEMs) sold pursuant to a supply agreement for use in the Field.

“Covion OSC Products” means organic semiconductors or formulations containing organic semiconductors sold pursuant to a supply agreement for use outside the Field where the sale or any other aspect of the exploitation of such organic semiconductors or formulations containing organic semiconductors by Covion or any Covion Licensee or by a direct customer of Covion or any Covion Licensee has taken place in a country in which such sale or other aspect of the exploitation falls within any of the then still valid claims licensed to Covion under a patent covering that country in accordance with the Patent and Know-How Licence or falls within any of:

(a)	the then still valid claims in a patent covering that country owned by Covion for an invention covered by Clause 7.5 of this Agreement; or

(b)	the know-how owned by Covion for an invention which is considered to be equivalent to a patent in that country pursuant to clause 7.5 of this Agreement.

“Covion Products” means Covion OLEM Products and/or Covion OSC Products.

“Device Facilities” means CDT Limited’s physics and Device facilities in Cambridge.

“Devices” means devices containing organic semiconductors.

[**]

“Effective Date” means the date of this Agreement.

“Existing Patents” means the patents and/or patent applications owned or to be owned by any CDT Group Company or to which any CDT Group Company has/will have relevant rights which enable such CDT Group Company to license/sub-license third parties and which in either case are for inventions, made prior to the Effective Date which were not made or otherwise acquired pursuant to or as part of a pre-existing relevant business by a CDT Group Company at any time before it became an Affiliate of CDT.

“exploitation” means manufacture, import, keeping, use and/or sale (including in relation to any such activity offering to do any of these).

“Field” means the field of displays and lighting.

“Intellectual Property Rights” means patents, designs, design rights, copyright, right in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

“Materials Evaluation Agreement” means the agreement to be entered into between CDT Limited and Covion in the form set out in Schedule 1 to this Agreement contemporaneously with this Agreement.

“Net Sales Value” means the gross invoice price for sales on an arm’s length basis of Covion Products by Covion or any Covion Licensee to any third party (i.e. an entity other than Covion or a Covion Licensee), less

(i)	the cost of packaging (not forming part of the Covion Products), transportation and insurance;

(ii)	commissions, early payment discounts (but only where these are in accordance with local business custom and practice), trade discounts or quantity discounts actually granted;

(iii)	allowances or credits actually granted to customers on account of settlement of complaints, returns and replacements; and

(iv)	sales taxes and/or other taxes and/or tariff duties directly imposed on sales of Covion Products.

Where Covion Products are sold other than on an arm’s length basis to a third party (i.e. an entity other than Covion or a Covion Licensee), the Net Sales Value shall be deemed to be the average gross invoice price obtained by Covion or the relevant Covion Licensee (as the case may be) for sales on an arm’s length basis over the six months immediately preceding the transaction in question less those items specified above.

“OLEMs” means organic light-emitting materials.

“Patent and Know-How Licence” means the patent and know-how licence of even date herewith between CDT Limited and Covion.

“PLEMs” means (a) Polyfluorenes; (b) solid compositions containing Polyfluorenes in an amount of at least one percent (1%) by weight; and (c) solutions containing “Polyfluorenes” including formulations for ink jet printing; for the purposes of this definition “Polyfluorenes” means any polymer having substituted or unsubstituted 2,7-linked fluorene mer units but does not include polymer where all the fluorene units are spirofluorenes or indenofluorenes.

“Project” means a research and development programme concerning the use of OLEMs in the Field designated by Covion pursuant to this Agreement.

“Relevant CDT Group Company” means CDT and/or any relevant Affiliate of CDT engaged by CDT pursuant to clause 2.1.

“Relevant Joint Venture” means any joint venture in which the business entity referred to has at least a 50% interest in the outstanding voting securities or capital stock of such joint venture or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

“Results” means all information, results, inventions, improvements, discoveries, hypotheses, developments, scientific knowledge and know-how conceived as a direct consequence of work conducted pursuant to any Project under this Agreement or using the Confidential Information of Covion provided under this Agreement whether conceived solely by any CDT Group Company personnel or Covion personnel or jointly by any CDT Group Company personnel and Covion.

“Royalty Income” means any income (after deduction of any taxes imposed directly on such income) from sales of organic semiconductors obtained by Covion or any Covion Licensee from the licensing to any third party (i.e. an entity which is not a Covion Licensee) of any patent owned at any time by Covion for an invention covered by Clause 7.5 of this Agreement or any know-how owned at any time by Covion for an invention which is considered to be equivalent to a patent in certain countries pursuant to Clause 7.5 of this Agreement.

“Third Party Patent” means any patent or patent application belonging to a party unconnected with any party to this Agreement with a priority date on or prior to the Effective Date.

1.2	A reference to any party to this Agreement shall include a reference to its legal successors and permitted assignees.

1.3	References to recitals, clauses, paragraphs, and schedules, are to recitals, clauses paragraphs and schedules to this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement and any reference to the Agreement shall include the Schedules.

1.5	References to writing shall include any mode of reproducing words in a legible and non-transitory form.

1.6	References to “£” and “pounds sterling” are references to the currency of the United Kingdom.

2.	SPECIFICATION AND PERFORMANCE OF PROJECTS

2.1	CDT shall provide (or shall procure the provision by a CDT Affiliate of) the full time effort of at least ten graduate scientists skilled in the art of the design and development of organic semiconductors (of whom a minimum of five must be educated to phD level) to carry out Projects pursuant to this Agreement and sufficient time of a skilled project manager to oversee this work within the Relevant CDT Group Company (“CDT Project Manager”). CDT shall ensure that any scientists involved in any Project will not work on projects within any CDT Group Company to develop organic semiconductors for third parties or on any independent projects to develop organic semiconductors within any CDT Group Company.

2.2	Covion shall also appoint a skilled project manager to work with the CDT Project Manager in directing the Projects (“Covion Project Manager”). The Covion Project shall designate the scope, the targets and the associated work programmes for each Project in consultation with the CDT Project Manager. The CDT Project Manager will provide a written monthly report to the Covion Project Manager on the progress and direction of each Project and they will otherwise meet as necessary in order to assess the Progress and direction of each Project.

2.3	The actual work under each Project may be carried out solely by the Relevant CDT Group Company or by the Relevant CDT Group Company in collaboration with personnel of Covion. The CDT Project Manager shall oversee any work done on a Project by Covion personnel at the Relevant CDT Group Company’s premises unless otherwise agreed with the Covion Project Manager.

2.4	CDT:

(a)	warrants that the Relevant CDT Group Company has the expertise and resources to perform research and development in the area of organic semiconductors; and

(b)	shall, or shall procure that the Relevant CDT Company shall, carry out the research and development under each Project with the care and skill reasonably to be expected of chemists skilled in the art of the design and development of organic semiconductors but Covion acknowledges that no CDT Group Company gives any representation or warranty that any such work as is carried out pursuant to a Project will be successful in achieving the objective of such Project.

2.5	All costs incurred by Covion pursuant to any project shall be borne by Covion. All costs incurred by the Relevant CDT Group Company pursuant to any Project shall (as between CDT and Covion) be borne by CDT. Covion and the Relevant CDT Group Company shall each provide all necessary infrastructure and support to its staff up working on any Project (including in the case of Covion travel, lodging, meals and other living and incidental expenses for such Covion personnel involved on any Project and the Covion Project Manager). The Relevant CDT Company shall make available such equipment and Support capacities as would reasonably be required to support a synthetic chemistry activity involving ten scientists and of a quality consistent with a state of the art industrial chemical research organisation. Covion and the relevant CDT Group Company shall each fund its own efforts for carrying out each Project including, without limitation, funding manpower and capital resources. However no CDT Group Company can be required to commit to external purchases of specialized monomers at a level that would be equivalent to commercial manufacturing scale (which for these purposes shall mean manufacture of one half of one kilogramme or more of an organic semiconductor).

2.6	The research and development on each Project shall be carried out at CDT Limited’s Cambridge research and development facilities at the relevant time. The laboratories in which the Projects will be carried out will comply with all UK COSHH requirements. The personnel of Covion involved in any Project and the Covion Project Manager shall be allowed access to such laboratories (subject to any normal security requirements) and (subject to CDT Limited’s requirements and commitments in respect thereof) to use any relevant equipment during normal business hours in the same way as the Relevant CDT Group Company’s personnel working on such Project.

2.7	CDT shall ensure that the Relevant CDT Group Company’s personnel and any Covion staff working on any Project shall, on reasonable notice and subject to CDT Limited’s requirements and commitments in respect thereof, have such access free of charge as may be necessary in connection with any such Project to the Device Facilities solely for the purposes of research, development and testing in relation to OLEMs in the Field. Covion staff shall also be entitled to make use of the Device Facilities free of charge solely for research and development in relation to organic semiconductors being carried out by Covion other than pursuant to or in connection with ally projects during normal business hours on reasonable notice subject to CDT Limited’s requirements and commitments in respect thereof.

2.8	Any Project may be varied by the Covion Project Manager from time to time in consultation with the Relevant CDT Group Company so as to give the best opportunity to deliver the objectives of such project. Each project shall be conducted by the Relevant CDT Group Company within overall parameters as agreed with Covion.

2.9	After completion of each stage of any Project, Covion and the Relevant CDT Group Company shall each in a timely manner communicate to the other in writing the Results.

2.10	Representatives from Covion and the Relevant CDT Group Company involved in each Project shall meet at such times and in such places as the respective project managers shall agree in order to discuss the progress of the Project, any issues arising and agree any modifications to the objective of the Project.

2.11	For the avoidance of doubt, any time periods specified for the carrying out of any Project shall be indicative only.

2.12	For the avoidance of doubt, it shall not be considered a breach of this Agreement by either Party (or any other Relevant CDT Group Company) if the objectives of any Project are not achieved so long as Covion and the Relevant CDT Group Company each uses reasonable technical endeavours in the performance of its obligations.

2.13	Each party (and any other Relevant CDT Group Company) will at all times act in the utmost good faith towards the other party in connection with this Agreement and the research to be carried out under it pursuant to any Project. Each party (and any other Relevant CDT Group Company) shall, in commissioning and carrying out individual Projects, act in accordance with good industrial and scientific practice.

3.	LICENCE/RIGHTS TO COVION PATENTS AND KNOW-HOW

3.1	Covion hereby grants to the Relevant CDT Group Company solely for the benefit of those of its personnel working on any Project a non-exclusive licence under any patents and know-how owned by Covion (or licensed to it) from time to time solely to allow such personnel to carry out research and development on Projects pursuant to this Agreement.

3.2	Covion shall in a timely manner provide in written or oral form (as the parties may agree) such know-how of or licensed to Covion in the field of organic semiconductors as Covion considers those personnel of the Relevant CDT Group Company working on any Project may reasonably require to carry out research and development pursuant to any Project (subject to the confidentiality provisions referred to in paragraph 9 below).

4.	CONSIDERATION

4.1	Covion shall, in respect of CDT’s agreement to provide (or procure the provision of):

4.1.1	the research and development work carried out by the Relevant CDT Group Company pursuant to this Agreement;

4.1.2	access to and use of the equipment of the Relevant CDT Group Company being used in any project in the research and development of organic semiconductors; and

4.1.3	access to and use of the Device Facilities,

pay to CDT a royalty (excluding VAT or other sales tax if applicable) of [**] of the Net Sales Value of all Covion Products sold during the term of this Agreement.

4.2	For the avoidance of doubt no royalties shall be payable on sales of Covion Products by Covion or any Covion Licensee to any CDT Group Company or any other company in which CDT owns at least 25% of the equity share capital. Also for the avoidance of doubt royalties on any Covion Products manufactured by any toll manufacturer shall be payable on the subsequent sale of those products by Covion or any Covion Licensee and not on the original sale by the toll manufacturer to them.

4.3	No royalties shall be due to CDT in respect of any Covion Products used by Covion or any Covion Licensee for the further development of Covion Products by Covion or any Covion Licensee or for quality control procedures in the manufacture or sale of Covion Products or disposed of free of charge for the purposes of promoting the sale of Covion Products.

4.4	In this Agreement the expression “sold” or any cognate expression shall be deemed to include any type of supply for value.

4.5	Covion shall, in respect of CDT’s agreement to provide (or procure the provision of):

4.5.1	the research and development work carried out by the Relevant CDT Group Company pursuant to this Agreement;

4.5.2	access to and use of the equipment of the Relevant CDT Group Company being used in any project in the research and development of organic semiconductors; and

4.5.3	access to and use of the Device Facilities,

also pay to CDT a royalty (excluding VAT or other sales tax if applicable) of [**] of the Royalty Income obtained by Covion or any Covion Licensee during the term of this Agreement.

4.6	[**]

5.	ACCOUNTING AND PAYMENT

5.1	Royalties shall be payable yearly in arrears sixty (60) days after the end of the last day of each calendar year during the term of this Agreement with the last such payment to be made within (60) days after the end of the last day of the calendar year during which this Agreement expires or terminates.

5.2	Covion shall, and shall Procure that any Covion Licensee shall keep at its usual place of business records of account sufficient to enable accurate calculations of royalties due to CDT and shall produce and present to CDT a statement of those royalties no later than sixty (60) days after the end of each calendar year during the term of this Agreement. If there is a dispute between the parties about the amount of royalties payable, the Parties shall select an independent accountant to be agreed between them, or in default of agreement to be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales, to inspect the records of Covion and/or any Covion Licensee on reasonable notice and during normal business hours to verify Covion’s statements and royalty payments due pursuant to this Agreement. If such inspection reveals that any statement or payment shall not have been rendered or made in accordance with the terms of this Agreement, or that any statement rendered or payment made by Covion was inaccurate by more than five per cent (5%) then Covion shall pay the cost of such inspection without prejudice to any other remedies or claims of CDT. Such accountant shall not disclose to CDT any information other than information relating to royalties owed by Covion pursuant to this Agreement. CDT shall maintain in confidence and shall oblige the independent accountant to maintain in confidence all information received pursuant to this subclause. The decision of the independent accountant as to the amount of royalty Payment to be made shall, in the absence of manifest error, be final and binding upon the parties.

5.3	All royalties shall be calculated in the currency in which Covion keeps its accounts and shall be paid to CDT in euros in London to the credit of a bank account to be designated in writing by CDT the rate of conversion being the relevant buying rate of HSBC Bank plc at close of business on the last business day of the before the day payment is due.

5.4	All sums shall be paid in full without deductions or set-off, except only for such taxes, or other levies or duties as Covion is legally bound to withhold. Covion shall assist CDT without charge to recover (under the provisions of double tax conventions or other lawful manner) any tax so withheld. If VAT is payable on any of the royalties then Covion shall pay VAT pursuant to a VAT invoice to be submitted by CDT.

6.	CONFIDENTIALITY

6.1	All Results shall be deemed to be the Confidential Information of Covion.

6.2	Without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), neither party (nor any of its Affiliates) shall disclose to any third party the existence of this Agreement, any part of the contents or terms and conditions of this Agreement, that any Project is taking place or has taken place or the status thereof at any time or any other facts in respect of this Agreement or any Project.

6.3	In consideration of the Disclosing Party disclosing or otherwise making available any Confidential Information to the Receiving Party, the Receiving Party hereby undertakes:

6.3.1	not to use the Confidential Information of the Disclosing Party for any purpose other than for the purpose of a Project pursuant to this Agreement (“the Purpose”);

6.3.2	where the Receiving party is any CDT Group Company, to ensure that the CDT Project Manager and any CDT scientists Involved in any Project shall not disclose any Confidential Information of Covion (including Results) to any other director, employee and/or other personnel of any CDT Group Company;

6.3.3	to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any third party, whether an affiliated company, organisation, individual or otherwise, save as permitted by Clauses 6.4 and 6.5; and

6.3.4	to take reasonable and appropriate measures to secure the confidentiality attaching to the Confidential Information of the Disclosing Party and safeguard it against theft, loss or negligent disclosure to others, including but not limited to the same measures as the Receiving Party takes to protect its own confidential information.

6.4	Covion may solely for the purposes of the Projects contemplated by this Agreement disclose Confidential Information of any CDT Group Company to:

6.4.1	any of its Affiliates provided that Covion shall procure that prior to such disclosure each Affiliate to which Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to be subject to confidentiality obligations no less onerous than those contained in this Agreement; any breaches of the obligations of confidentiality contained in this Agreement by such Affiliates shall be treated as a breach of such obligations by Covion; and

6.4.2	its directors and employees and/or other personnel (and to the directors and employees and/or other personnel of the Affiliates to whom disclosure may be in accordance with Clause 6.4.1) who need to know the Confidential Information in order to fulfil the Purpose, provided that Covion shall procure that prior to such disclosure each of those directors and employees and/or other personnel to whom Confidential Information is to be disclosed is made aware of the obligations of confidentiality and non-use herein contained and any breaches of the obligations of confidentiality contained in this Agreement by such directors and employees and/or other personnel (and directors and employees and/or other Personnel of such Affiliates) shall be treated as a breach of such obligations by Covion.

Any reference to the Receiving party in Clause 6.6 where such Receiving Party is Covion shall be deemed to include reference to its Affiliates to whom Confidential Information of any CDT Group Company has been disclosed pursuant to this Clause 6.4.

6.5	Nothing in this Clause 6 shall preclude disclosure of any Confidential Information required by any court entitled by law to disclosure of the same, or which is required by law to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen, to enable the Disclosing Party to seek an appropriate protective order and to make known to the said court the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof. The Receiving Party agrees to co-operate in any appropriate action which the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure it shall only make a disclosure to the extent to which it is obliged. The parties agree that any submission or presentation to any competition law authority in relation to this Agreement shall be made jointly, but nothing in this Clause 6 shall preclude the making of an appropriate submission or presentation to any competition law authority in response to a legal requirement imposed by a competition law authority provided that the party in receipt of such a requirement promptly notifies the other party and consults with the other party as to the content of such submission or presentation.

6.6	The provisions of this Clause 6 shall not apply to any information comprising Confidential Information which the Receiving Party can demonstrate to the reasonable satisfaction of the Disclosing Party:

6.6.1	was already in the possession of the Receiving Party and at the Receiving Party’s free use and disposal or in the public domain prior to its disclosure by the Disclosing Party hereunder; or

6.6.2	is legally acquired by the Receiving Party at any time from a third party having good title thereto and the unrestricted right to disclose the same; or

6.6.3	comes into the public domain, otherwise than through the fault of the Receiving Party; or

6.6.4	is independently generated by the Receiving Party without any recourse or reference to any Confidential Information disclosed by the Disclosing Party.

6.7	The obligations of the Receiving Party set out in this Clause 6 shall in respect of the Confidential Information of the Disclosing Party survive for a period of five years from the termination of this Agreement.

7.	RESULTS AND INTELLECTUAL PROPERTY RIGHTS

7.1	Nothing in this Agreement shall affect the ownership by either party of any inventions, improvements, developments, discoveries, processes, methods, scientific knowledge, know-how and/or other technical information discovered, created or conceived by that party (or any of its Affiliates) or to which that party (or any of its Affiliates) has the necessary rights on or prior to the Effective Date. For the avoidance of doubt, any inventions, improvements, developments, discoveries, processes, methods, scientific knowledge, know-how and other technical information conceived by either party (or any of its Affiliates) outside of any work conducted pursuant to a Project under this Agreement and without using the Confidential Information of the other party (or any of its Affiliates) provided under this Agreement shall be owned by the party (or its Affiliate) which discovers, creates or conceives it.

7.2	Covion acknowledges that CDT Group Companies will receive organic semiconductors from third parties for testing and development of Devices but CDT shall undertake to ensure that such organic semiconductors are only available to those staff of any CDT Group Company who are working on the testing and development of Devices and are not made available to those staff of the Relevant CDT Group Company working on any Project or to those staff of any CDT Group Company who have had access to any Confidential Information of Covion disclosed pursuant to this Agreement so as to ensure that CDT can ensure that each CDT Group Company complies with the provisions of the remainder of this Clause 7.

7.3	All Results shall, irrespective of whether they were discovered, created or conceived solely by either party or jointly by both parties, be solely owned by Covion and each party will provide or do at Covion’s expense all things, including the execution of all papers by its personnel and the executing of assignments where necessary, in order to ensure that all Intellectual Property Rights in the Results are vested in Covion.

7.4	Covion shall have the right to file patent applications in its own name for any invention contained in the Results and to be registered as sole proprietor of all patents resulting therefrom. Covion shall bear the costs relating to the obtaining and maintaining of any such patents itself. For the avoidance of doubt Covion shall also have the right to obtain any other registered Intellectual Property Rights in its own name for any invention contained in the Results and to be registered as sole proprietor thereof, Covion shall bear the costs relating to the obtaining and maintaining of any other registered Intellectual Property Rights.

7.5	Where any invention contained in the Results is technically capable of being patented and has as an inventor a person whose salary was actually paid by CDT at the time of such invention, then Covion shall be obliged to file a patent application in respect of such invention promptly and judiciously in accordance with good industrial and scientific practice. Covion shall be obliged to file such patent applications in at least the USA, Japan, Germany and the UK. However if the invention is a patentable process for the manufacture of an organic semiconductor Covion shall be entitled to decide to keep such invention secret rather than patent it but shall for the purposes of the Patent and Know-How Licence and this Agreement be treated as if such invention had been patented in the USA, Japan, Germany and the UK (Covion shall promptly notify CDT in writing of any decision in this regard). In deciding whether to patent an invention contained in the Results, in obtaining and maintaining such patent and/or in deciding whether or not to commercialise Covion Products using any such invention Covion shall act equitably towards CDT and in accordance with good industrial and scientific practice.

7.6	If any dispute arises between the parties as to whether any invention referred to in Clause 7.5 is technically capable of being patented shall be referred initially to the patent attorneys of CDT and Covion for consideration. Failing resolution within 21 days of such referral, the dispute shall be referred for final settlement to an expert nominated jointly by the parties (or failing such nomination within 14 days after a party’s request thereof) nominated at the request of any party by the President of the Chartered Institute of Patent Agents. Such expert shall be deemed to act as an expert and not as an arbitrator, his decision shall (in the absence of clerical or manifest error) be formal and binding on the parties and his fees shall be borne equally by the parties unless he determines that the conduct of either party is such that such party should bear all or a higher share of the fees.

7.7	Covion hereby grants to CDT a royalty-free, sole, irrevocable, fully transferable, world-wide licence (with the right to sub-license others) under any claims that relate to or concern the design, development or fabrication of Devices arising out of the patents filed pursuant to Clause 7.5, such licence to allow CDT to exploit in any manner such Device claims. However such licence shall be limited in that wherever Covion is obliged by its material evaluation agreements with unconnected third parties to grant rights to third parties in relation to such Device claims, CDT’s licence shall either be non-exclusive or no licence shall be granted (as the case may be) so as to be compatible with Covion’s obligations to those third parties. Covion shall on a timely basis notify CDT of the existence of any such agreements in relation to any particular Project. For the avoidance of doubt the claims to Devices referred to in this Clause 7.7 shall not include any claim where such claim (as finally granted) is to an already known (at the date the relevant Patent application is filed) Device comprising a new organic semiconductor or new formulation containing an organic semiconductor (i.e. where the only inventive part of the claim is the presence of the new organic semiconductor or new formulation containing an organic semiconductor).

7.8	If Covion assigns or otherwise transfers or disposes of any interest in any Intellectual Property Rights comprised in or relating to any Results to any third party Covion shall, as a condition of such assignment, transfer or disposal, procure that such third party is bound by the provisions of this Clause 7 as if it is Covion.

8.	USE OF RESULTS

Covion shall be exclusively responsible for all Covion Products manufactured sold, used or supplied by Covion or any Covion Licensee and accordingly Covion shall indemnify and keep indemnified the Relevant CDT Group Company in respect of all costs damages and expenses incurred as a result of any claims by third parties in tort or howsoever otherwise including, without limitation, any relevant legislation or regulation against the Relevant CDT Group Company arising in any way out of the use of any of the Results as contemplated by or for Covion or by or for any Covion Licensee.

9.	MATERIALS EVALUATION AGREEMENT

9.1	The Relevant CDT Group Company shall Procure that the organic semiconductors arising out of or developed pursuant to any project shall not be provided to any staff of any CDT Group Company (other than those working on projects pursuant to this Agreement) without the prior written consent of Covion.

9.2	Covion hereby undertakes at CDT’s request that it will make available to Limited’s staff involved in the development of Devices, free of charge, limited quantities (up to a maximum of 5g per organic semiconductor) of all organic semiconductors which have been sampled by Covion to other external customers for evaluation in Devices provided CDT Limited has entered into the Materials Evaluation Agreement.

9.3	In respect of organic semiconductors developed by the Relevant CDT Group Company’s staff working on a Project, any such organic semiconductor which it is agreed should be provided to CDT Limited’s staff involved in the development of Devices in a meeting (including, without limitation, a video-conference or teleconference meeting) between the CDT Project Manager and the Covion Project Manager (as evidenced by agreed minutes) shall be made available by Covion, free of charge; in limited quantities (up to a maximum of 5g per organic semiconductor) provided CDT Limited has entered into the Materials Evaluation Agreement. The Covion Project Manager shall not unreasonably withhold or delay his consent to the release of such samples to CDT Limited’s staff involved in the development of Devices.

9.4	It is the intention of the parties in due course to discuss and seek to agree on a case-by-case basis the provision (and the terms of such provision) of larger quantities of organic semiconductors (for which CDT acknowledges on behalf of CDT Limited that Covion would require payment) to CDT Limited for the purposes of general Devices research. It is also the intention of the parties to discuss and seek to agree separate agreements to enable CDT Limited to include the provision of Covion organic semiconductors as part of their paid customer research licences and “technology packages”. It is also the intention of the parties to discuss and seek to agree on a case-by-case basis supply agreements for Covion’s commercially available organic semiconductor products.

9.5	Any confidential information of Covion provided to CDT Limited’s staff involved in the development of Devices along with or after the samples of organic semiconductors referred to in Clause 9.2 have been provided shall be governed by the provisions of the Materials Evaluation Agreement. Any confidential information of CDT Limited provided pursuant to the collaboration under the Materials Evaluation Agreement will be governed by the provisions of the Materials Evaluation Agreement. Any Intellectual Property Rights arising out of the collaboration between the staff of CDT Limited involved in the development of Devices and Covion pursuant to the Materials Evaluation Agreement shall be governed by the Agreement Provisions of the Materials Evaluation Agreement.

10.	HEALTH AND SAFETY

10.1	In any case where employees of either party (or any of its Affiliates) visit the premises of the other party (or any of its Affiliates) for the purposes of this Agreement, the first mentioned party shall:

10.1.1	procure that each such employee complies with all policies, procedures, regulations and rules of the other, party including, without limitation, those applicable to any premises of the other party to which such employee may have access; and

10.1.2	indemnify the other party against all liabilities, costs, damages and expenses to the extent that the same are caused by any negligent act or omission by any such employee at the other party’s premises.

10.2	Whilst carrying out any Project each party (and each of its Affiliates) shall observe and comply with all applicable requirements of the Health and Safety at Work etc. Act 1974 and any relevant regulations and codes of practice issued thereunder and with all other applicable legal or regulatory requirements.

11.	TERM AND TERMINATION

11.1	This Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with the following provisions of this clause, shall remain in force for a period of five years from that date. The Parties shall meet at least six months prior to the expiry of the term of this Agreement to discuss the potential of any future agreement between the parties in relation to the research and development of organic semiconductors.

11.2	In the event that either party is in material breach of the terms of this Agreement and, in the case of a breach capable of being remedied, fails to remedy that breach within thirty days of receiving written notice specifying that breach and requiring the same to be remedied, the other party may terminate this Agreement forthwith by notice in writing.

11.3	In the event that:

11.3.1	either party has a liquidator, receiver, administrator or administrative receiver appointed in respect of the whole or any material part of its undertaking or assets or enters into any arrangement or composition with its creditors or calls a meeting of its creditors or is the subject of an order made or resolution passed for its winding up, whether voluntarily or compulsorily (except for the purposes of a bona fide reconstruction or amalgamation) or has an event analogous to any of those referred to above happen to it under the laws of any jurisdiction in which it is constituted or registered; and

11.3.2	where such party is Covion whilst such an event referred to in Clause 11.3.1 is continuing (but not after it ceases), Covion fails to pay within fourteen days of demand any sum due and payable under this Agreement, then the other party may terminate this Agreement forthwith by notice in writing.

12.	CONSEQUENCES OF TERMINATION

12.1	Termination of this Agreement shall be without prejudice to the rights of either party which have accrued up to the date of termination and to pursue any remedy in respect of any breach by the other party of any of the terms of this Agreement including, without limitation, the rights of CDT to sue for and recover any royalties or other payments then due.

12.2	Upon termination, the Relevant CDT Group Company’s staff shall forthwith cease any activity on any Project, Covion shall lose rights of access to the Device Facilities and the Relevant CDT Group Company shall hand over to Covion all records of work on the Project, including laboratory notebooks.

12.3	The provisions of Clauses 4 and 5 of this Agreement relating to the payment of royalties and other sums and the rendering and auditing of accounts and other information shall remain in force as long as may be necessary in order to wind up the outstanding obligations of both parties hereunder.

12.4	Upon the termination of this Agreement for any reason the provisions of Clauses 1, 4 and 5 (as provided for in Clause 12.3 above), 6, 7, 9.5, 12, 13 and 16 shall continue in force in accordance with their respective terms.

13.	NATURE OF AGREEMENT

13.1	Each Party acknowledges that in entering into this Agreement it places no reliance on any representation or warranty relating to the subject matter of this Agreement save as expressly set out in this Agreement. This Agreement represents the entire agreement between the parties in relation to the subject matter of this Agreement and supersedes any previous agreement or undertaking between the parties and may not be modified except by an instrument in writing and signed by duly authorised representatives of both parties.

13.2	Should any provision of this Agreement, be held to be illegal, invalid or unenforceable in any respect by any judicial or other competent authority under the law of any jurisdiction:

13.2.1	such provision shall, so far as it is illegal, invalid or unenforceable in any jurisdiction, be given no effect by the parties and shall be deemed not to be included in this Agreement in that jurisdiction;

13.2.2	the other provisions of this Agreement shall be binding on the parties in that jurisdiction as if such provision were not included herein;

13.2.3	the legality, validity and enforceability of the provision in any other jurisdiction shall not be affected or impaired; and

13.2.4	the parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the parties without impairing the parties’ original interests and without rendering such provision invalid or unenforceable.

13.3	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy; or operate as a waiver thereof.

13.4	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.5	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

13.6	Nothing in this Agreement shall be construed so as to constitute either party to be the agent of the other.

13.7	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute a Partnership or joint venture of any kind between the parties hereto.

13.8	This Agreement shall be binding on the successors and permitted assigns of the parties.

13.9	Unless expressly provided in this Agreement no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any persons who is not a party to it.

13.10	The parties shall make all reasonable endeavours to reach an amicable settlement of any dispute, controversy or difference that may arise between the parties out of or in relation to this Agreement save as provided in Clause 7.6. In the event of any dispute, controversy or difference that may arise the parties shall in the first instance promptly refer the matter to the parties’ senior business managers. Should the senior business managers be unable to resolve the dispute within 30 days of the matter being referred to them then the parties shall then promptly refer the matter to a director of each of the parties. Should the directors be unable to resolve the dispute within 30 days of the matter being referred to them then the matter shall be finally settled, without right of appeal, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by an arbitrator or arbitrators appointed in accordance with said Rules. Such arbitration shall take place in London, England. The provisions of this clause shall not prejudice the application of Clause 11 and shall also not apply to any breach of clauses 6 (Confidentiality) or 7 (Results and Intellectual Property Rights) which, save as provided in Clause 7.6, shall be subject to the non-exclusive jurisdiction of the English courts and for these purposes Covion appoints Avecia Limited as its agent to accept service and CDT appoints CDT Limited as its agent to accept service.

13.11	Each party will at all times act in the utmost good faith towards the other in connection with this Agreement and the matters referred to therein.

13.12	Neither party shall make any announcement with respect to the arrangements contemplated by this Agreement without the written consent of the other as to the form content, and timing of the announcement (such consent not be unreasonably withheld or delayed).

13.13	CDT is duly organized, validly existing and in good standing under the laws of Bermuda. This Agreement has been duly executed and delivered by CDT and all obligations of CDT therein are legal, valid and binding obligations which are enforceable against CDT in accordance with their terms. CDT shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any CDT Group Company. CDT shall ensure and guarantee to Covion that the Relevant CDT Group Company will comply with all obligations in this Agreement as if the Relevant CDT Group Company were party to this Agreement. Any act or omission of the Relevant CDT Group Company shall be deemed to be the act or omission of CDT pursuant to this Agreement.

14.	ASSIGNMENT

14.1	A party may not assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) save that both the benefit and the burden of all its Provisions may be transferred on notice to the other party to the following:

14.1.1	any company which is a subsidiary, fellow subsidiary or holding company of the Party concerned (each a “Qualifying Company”) but, by accepting such a transfer and as a condition thereof, the transferee shall be deemed to agree with the parties to this Agreement to re-transfer both the benefit and the burden of all its provisions to the party concerned or another of its Qualifying Companies before itself ceasing to be a Qualifying Company in relation to such Party; or

14.1.2	a purchaser of all or substantially all of the assets of the business to which this Agreement relates, and the parties shall execute such documents as may be appropriate to effect such assignments.

14.2	Save as provided by clause 14.1.1, change of control of either party shall have no effect on this Agreement.

15.	NOTICES

15.1	All notices and other communications given or made in relation to this Agreement:

15.1.1	shall be in English and in writing,

15.1.2	shall be delivered by hand or sent by express courier (e.g. DHL) or by facsimile;

15.1.3	shall be delivered or sent to the party concerned at the relevant address or facsimile number, shown in clause 15.2 subject to such amendments as may be notified from time to time in accordance with this clause by the relevant party to the other party by no less than 3 Business Days’ notice; and

15.1.4	shall be deemed to have been duly given or made if addressed in the aforesaid manner:

(i)	if delivered by hand, upon delivery;

(ii)	if posted by express courier, on the date of receipt; and

(iii)	if sent by facsimile, when a complete and legible copy of the communication has been received at the appropriate address; provided that if any notice or other communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead be deemed to be given or made at 10.00 a.m. on the next Business Day.

15.2	The initial details for the purposes of clause 15.1 are:

Covion:	Covion Organic Semiconductors GmbH Industriepark Hoechst Gebaude G864 D-65926 Frankfurt am Main Germany Facsimile No.: +49 69 3054 7570 For the attention of: Managing Director

With a copy to:	Avecia Limited Legal Affairs Department PO Box No. 42, Hexagon House Blackley, Manchester M9 8ZS England Facsimile No.: +44 161 721 1886 For the attention of: Company Secretary

CDT:	CDT International Limited PO Box HM1556, Comer House Church Parliament Street, Hamilton HMFX Bermuda Facsimile No.: + 441 292 0961 For the attention of: James Whatlington

With a copy to:	Cambridge Display Technology Limited Greenwich House, Madingley Rise Madingley Road, Cambridge CB3 3 0HJ England Facsimile No.: +44 1223 723503 For the attention of: Dr D Fyfe

15.3	For the purposes of this clause 15, “Business Day” shall mean any day other than a Saturday, Sunday or Bank or Public Holiday in the United Kingdom or Germany.

16.	GOVERNING LAW AND JURISDICTION

The construction, validity and performance of this Agreement shall be governed by the laws of England.

17.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts each of which when executed and delivered shall be an original but all these counterparts shall together constitute one and the same instrument.

IN WITNESS whereof the parties have executed this Agreement on the date first above written.

Signed for and on behalf of
CDT INTERNATIONAL LIMITED

(Signature)	/s/ David Fyfe

(Name)	David Fyfe

(Position)	CEO

(Date)	14 December 2001

Signed for and on behalf of
COVION ORGANIC SEMICONDUCTORS GMBH

(Signature)	/s/ Hermann Schenk

(Name)	Hermann Schenk

(Position)	GESCHÄFTSÜHRER

(Date)	14/12/01